EXHIBIT 99.1

PRESS STATEMENT
FOR IMMEDIATE DISTRIBUTION

VIRGINIA NATIONAL BANKSHARES CORPORATION
ANNOUNCES DIVIDEND INCREASE

Charlottesville, VA – May 18, 2018 – Virginia National Bankshares Corporation (the “Company”) (OTCQX: VABK) announced that its Board of Directors declared a quarterly cash dividend of $0.30 per share to be paid on July 13, 2018 to shareholders of record as of June 29, 2018, a 58% increase from the prior quarterly cash dividend of $0.19. This dividend represents an annual yield to shareholders of approximately 2.68% based on the closing price of the Company’s stock on May 17, 2018.

“We are pleased to announce this significant increase in our quarterly dividend,” said Glenn Rust, President and Chief Executive Officer. “Increasing our dividend yield for our shareholders is one of our top priorities, and our solid earnings history allows us to execute on this priority.”

About Virginia National Bankshares Corporation

Virginia National Bankshares Corporation, headquartered in Charlottesville, Virginia, is the bank holding company for Virginia National Bank (the “Bank”). The Bank has four banking offices in Charlottesville and one in Winchester, as well as a loan production office in Harrisonburg. The Bank offers a full range of banking and related financial services to meet the needs of individuals, businesses and charitable organizations. Investment management, wealth advisory, and trust and estate services are offered through VNB Wealth Management, the trade name of VNBTrust, N.A., the Bank’s wholly owned subsidiary. Retail brokerage and investment advisory services are offered under the name of VNB Investment Services.

The Company’s stock trades on the OTC Markets Group’s OTCQX Market under the symbol “VABK.” Additional information on the Company is also available at www.vnbcorp.com.

Virginia National Bankshares Corporation Contact:	Tara Y. Harrison, 434.817.8587